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EXHIBIT 4.1

Rules

of the

TPG

US COMPANY STOCK OPTION PLAN

(Established by the Supervisory Board on February 19, 2003)

TPG
US Company Stock Option Plan

1      Purpose

        The purpose of the TPG US Company Stock Option Plan (the "Plan") is to promote share ownership by certain employees and directors of U.S. subsidiaries of which TPG N.V. has control, thereby reinforcing a mutuality of interest with other shareholders, and to enable those subsidiaries to attract, retain and motivate certain employees and directors by permitting them to share in its growth.

2      Definitions

        As used in this Plan,

        "AEX-Stock Exchange" means Euronext N.V., Amsterdam.

        "Associated Company" means (a) in relation to a company, a company of which it has Control, or by which it is Controlled; or (b) two or more companies which are under the Control of the same person or persons.

        "Auditors" means the auditors for the time being of the Company.

        "Board of Management" means the Board of Management for the time being of the Company or a duly authorised committee thereof.

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

        "Company" means TPG N.V., a Dutch company registered in the Netherlands.

        "Control" means, in relation to a body corporate, the power of a person by means of the holding of shares or the possession of voting rights in or relating to that or any other body corporate to secure that the general meeting of shareholders of the first mentioned body corporate will vote in accordance with the wishes of that person.

        "Date of Grant" means the date specified by the Board of Management with the approval of the Supervisory Board on which a grant of Options shall become effective (which date shall not be earlier than the date on which the Board of Management takes action with respect thereto).

        "Director" means a member of the Board of Management of the Company.

        "Dealing Day" means any weekday (excluding a Saturday or Sunday) which is not a statutory, public or bank holiday in The Netherlands or the United Kingdom and on which the AEX-Stock Exchange is open.

        "Eligible Employee" means an executive director or employee of a Participating Company.

        "Exercise Period" means the period during which the Option may be exercised pursuant to Section 4(c).

        "Fair Market Value" means: (a) where Options are granted immediately preceding the IPO Date, and provided such Options have been granted unconditionally, the IPO Price; and (b) on any day where the Shares are listed on the AEX-Stock Exchange, the middle market quotation of a Share on the AEX-Stock Exchange on any day such determination is being made or; or (c) if the Shares are not listed or admitted to trading on the day as of which the determination is being made, the amount determined by the Board of Management with the approval of the Supervisory Board to be the fair market value of a Share on such day.

        "Grantor" means (a) on the instructions of the Supervisory Board, the Company; or (b) on the instructions of the Supervisory Board, the Participating Company by which the relevant Participant is employed; or (c) with the consent of the Supervisory Board, any other person who grants an Option under this Plan; or (d) in the case of the Chief Executive Officer, the Supervisory Board.

        "Incentive Stock Options" means Options that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

        "Insider Dealing Code" means any Dutch or non-Dutch legislation or agreement, arrangement, condition or contract adopted or entered into by, or which regulates, the Company, the TPG Group and their employees or directors in relation to insider dealing.

        "Initial Public Offering" means the listing of the Shares on the New York Stock Exchange.

        "IPO Date" means the date on which the Initial Public Offering takes place.

        "IPO Price" means the price fixed prior to the IPO Date at which Shares are offered.

        "Option" means a right to purchase Shares granted pursuant to Section 4 of this Plan.

        "Optionee" means the optionee named in an agreement evidencing an outstanding Option.

        "Option Agreement" means the agreement evidencing the grant of an Option pursuant to Section 4 of this Plan.

        "Option Award" means an Option granted to an Eligible Employee pursuant to this Plan.

        "Option Price" means the purchase price payable on exercise of an Option.

        "Participant" means an Eligible Employee to whom an Option has been granted under this Plan, or (where the context so requires) his legal personal representative(s).

        "Participating Company" means the Company and any other company which is for the time being nominated by the Board of Management to be a Participating Company, being a company of which the Company has Control.

        "Release" means the transfer to the Participant or his nominee of the legal and beneficial interest in the Shares comprising the Option following the exercise of such Option pursuant to this Plan.

        "Share" means an ordinary share in the capital of the Company.

        "Supervisory Board" means the Board of Supervisory Directors for the time being of the Company or a duly authorised committee thereof.

        "TPG Group" means the Company and its subsidiaries from time to time.

3      Shares Available

  (a)
  Subject to adjustment as provided in Section 5 of this Plan, the total number of Shares which may be issued or transferred under Options granted pursuant to this Plan shall not exceed 4.5 million. Such Shares may be Shares of original issue or Shares purchased or otherwise held by the Company or a combination of the foregoing.

  (b)
  Notwithstanding anything elsewhere in this Plan to the contrary, and subject to the limitation set forth in this Section 3(a), and to any adjustment as provided in Section 5 of this Plan, (i) the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed that determined by the Supervisory Board; and (ii) no individual Participant shall be granted Options in any calendar year during the term of this Plan for more than 100,000 Shares.

4      Options

        The Supervisory Board may, from time to time and upon such terms and conditions (including performance conditions) as it may determine, authorize the granting of Options to Participants. The grant of Options can be made at any time to a newly appointed Participant, even if such grant takes place at a different time to the annual grant of Options. No Option Award shall be granted to any Eligible Employee who is within one year of retirement at his or her contractual retirement date. Each grant shall be subject to all of the requirements contained in the following provisions and such other terms that the Board of Management shall determine:

  (a)
  Each grant shall specify the number of Shares to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

  (b)
  Each grant shall specify an Option Price per Share, which may not be less than the Fair Market Value on the Date of Grant. Notwithstanding the foregoing, if an Option which is an Incentive Stock Option shall be awarded under this Plan to any person who, at the time of the grant of such Option, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent corporation or any subsidiary, the price per Share payable upon the exercise of such Incentive Stock Option shall be no less than 110% of the Fair Market Value per Share of the common stock of the Company on the date such Option is granted.

  (c)
  The term of the Option shall commence on the Date of Grant of such Option. Unless otherwise provided in the Option Agreement, the Exercise Period shall commence on the third anniversary of the Date of Grant and, unless terminated earlier, shall expire on the eighth anniversary of the Date of Grant; provided, however, that if an Option that is intended to be an Incentive Stock Option is awarded under this Plan to any person who, at the time of the grant of such Option, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its parent corporation or any subsidiary, such Incentive Stock Option shall expire five (5) years from the Date of Grant.

  (d)
  Subject to Section 4(e), the Option Price shall be payable in cash or by other consideration acceptable to the Board of Management with the approval of the Supervisory Board.

  (e)
  To the extent permitted by applicable law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Board of Management with the approval of the Supervisory Board of some or all of the Shares to which such exercise relates.

  (f)
  Successive grants may be made to the same Optionee whether or not any Options previously granted to such Optionee remain unexercised.

  (g)
  Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any of its Affiliates that is necessary before the Options or installments thereof will become exercisable and may provide for earlier exercise of the Option, including, without limitation, in the event of an Optionee leaving employment in certain circumstances or in the event of a change in control of the Company or similar event.

  (h)
  Options granted under this Plan may be (i) options that are intended to qualify under Section 422 of the Code, including, without limitation, Incentive Stock Options, (ii) options that are not intended to so qualify under Section 422 of the Code, or (iii) combinations of the foregoing. Notwithstanding the foregoing, while it is intended that some or all of the Options granted hereunder qualify for the favorable tax treatment under Section 422 of the Code, neither the Plan administrator, nor the Company or any of its affiliates will be responsible if, for any reason, the Option, or any portion thereof, fails to qualify for such favorable tax treatment.

  (i)
  No Option shall be transferable by the Optionee except by will or the laws of descent and distribution. Except as otherwise determined by the Board of Management with the approval of the Supervisory Board, Options shall be exercisable during the Optionee's lifetime only by the Optionee or, in the event of the Optionee's legal incapacity to do so, the Optionee's guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

  (j)
  The grant and exercise of any Option (in whole or in multiples of 100 Shares or the balance of the Shares under the Option, if less) shall not be permitted unless the Board of Management is satisfied at the relevant time that all conditions relating to such grant and exercise pursuant to this Plan have been met and (if then applicable) that such grant or exercise would not be in breach of the Insider Dealing Code, or any securities, exchange control, tax or other laws which may be applicable to the TPG Group or Participant (including without limitation any rules or regulations promulgated by the U.S. Securities and Exchange Commission or any state securities authorities).

  (k)
  To the extent the Option is exercisable, it may be exercised in whole or in multiples of 100 Shares (or the balance of the Shares under Option) on any day that is a Dealing Day. To exercise an Option, an Optionee shall give written notice to the Grantor specifying that the holder of the Option elects to exercise the Option, the number of Shares to be purchased and the manner of payment for such Shares. The date of exercise of an Option shall be the date when the notice of exercise and payment in full of the exercise price (in cleared funds), or adequate provision therefor, are received by the Grantor (or such other person as the Grantor may nominate). Such payment may be made in cash or check payable to the Grantor (or such other person as the Grantor may nominate), and, to the extent permitted by applicable law, in accordance with a cashless exercise program.

  (l)
  An Optionee shall be treated for all purposes as the owner of record of the number of Shares purchased pursuant to exercise of the Option (in whole or in part) as of the date the conditions set forth in Section 4(o) are satisfied.

  (m)
  To the extent required for "Incentive Stock Option" status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year under the Plan and/or any other stock option plan of the Company (within the meaning of Section 424 of the Code) shall not exceed US$100,000.

  (n)
  On receipt of written notice to exercise, the Board of Management with the approval of the Supervisory Board may, in its sole discretion, elect to cash out all or part of the portion of the Option(s) to be exercised by paying the Optionee an amount, in cash or Shares, equal to the excess of the Fair Market Value of the Shares over the Option Price on the effective date of such cash-out.

  (o)
  The exercise of an Option may be conditional upon the satisfaction of an objective performance condition imposed at the Date of Grant by the Supervisory Board. The Supervisory Board may also impose at the Date of Grant such additional terms and conditions as it considers appropriate.

  (p)
  On the occurrence of an event which causes the Supervisory Board to determine that all or any of the terms of the performance condition(s) and/or the additional terms and conditions are no longer appropriate, the Supervisory Board, acting fairly and reasonably, may alter or waive all or any of such terms and conditions imposed under Section 4(o). The Supervisory Board may impose new performance condition(s) and/or any additional terms and conditions.

5      Adjustments

        In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company and in respect of any discount element in any rights issue or any other variation in the share capital of the Company: (a) the number of Shares comprised in an Option Award; (b) the Option Price; and (c) where an Option Award has been exercised but no Shares/cash has been Released in satisfaction of such exercise, the number of Shares/amount of cash to be so Released; may be varied in such manner as the Grantor, with the approval of the Supervisory Board, shall determine and (save in the event of a capitalisation) the Auditors shall confirm in writing to be, in their opinion, fair and reasonable, provided that no variation shall be made which would result in the Option Price for an allotted Share being less than its nominal value.

        The Grantor may take such steps as it considers necessary to notify Participants of any adjustment made under this Section 5 and to call in, cancel, endorse, issue or re-issue any Option Agreement consequent upon such adjustment.

6      Stock Option Agreement

        The form of each Option Agreement shall be prescribed and shall be signed by the Chief Executive Officer. The Board of Management may amend the terms of the Option Awards as it considers necessary or desirable in order to comply with or take account of the provisions of any proposed or existing legislation without the need for the prior approval of the Supervisory Board. All other amendments to the terms of the Option Awards shall only be effective with the written consent of the Supervisory Board.

7      Withholding

        No later than the date as of which an amount first becomes includible in the gross income of the Optionee for applicable income tax purposes with respect to any Option under the Plan, the Optionee shall pay to the Company (or the Participating Company), or make arrangements satisfactory to the Grantor regarding the payment of, any Federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Grantor, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement. The obligations of the Company (or the Participating Company) under this Plan shall be conditional on such payment or arrangements and the Company (or the Participating Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.

8      Governing Law

        The Plan and all Options granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

9      Fractional Shares

        The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Supervisory Board may provide for the elimination of fractions or for the settlement of fractions for cash.

10      Administration

        The Board of Management shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan) for the implementation and administration of the Plan as it thinks fit. The decision of the Board of Management shall be final and binding in all matters relating to this Plan (other than in the case of matters to be determined or confirmed by the Auditors in accordance with this Plan). The costs of establishing and administering this Plan shall be borne by the Grantor. The costs of exercise shall be borne by the relevant Participant. Except to the extent otherwise required by applicable law, the Grantor shall not be obliged to provide Eligible Employees or Participants with copies of any notices, circulars or other documents sent to shareholders of the Company.

        Unless otherwise specified by the Grantor from time to time, any notification or other notice which the Grantor is required to give or may desire to give to any Eligible Employee or Participant pursuant to the Plan and any notification or other notice which any Eligible Employee or Participant is required to give or may desire to give to the Grantor pursuant to the Plan may be served by any means of delivery (for example, but without limitation, by mail, facsimile, electronic mail or web-based electronic communication) properly addressed to the recipient. Any notice shall be deemed to be properly served (a) once it has been received by the recipient, or (b) in the absence of receipt by the recipient, if evidence is produced of sending the notice (within a reasonable time of request) at the time it would have been received, or (c) in the absence of receipt by the recipient, if no evidence is produced of sending the notice (or is not produced within a reasonable time of request) the Management shall determine in its discretion (such discretion to be exercised fairly and reasonably) whether or not the notice shall have been properly served and the time of delivery.

11      Amendment

        The Board of Management may amend the provisions of this Plan as it considers necessary or desirable in order to benefit the administration of the Plan or comply with or take account of the provisions of any proposed or existing legislation, regulation or stock exchange requirement without the need for the prior approval of the Supervisory Board. All other amendments to this Plan shall only be effective with the written consent of the Supervisory Board.

12      Effective Date

        This Plan shall be effective as of the date this Plan is adopted by the Supervisory Board in accordance with Dutch law.

13      Term

        No Option shall be granted pursuant to this Plan on or after 19 February 2013 but awards granted prior to such date may have vesting schedules that extend beyond such date. The date this Plan is adopted by the Supervisory Board shall be 19 February 2003.

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  EXHIBIT 4.1
Rules of the TPG US COMPANY STOCK OPTION PLAN